August 2007	Pricing Sheet dated August 1, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Bear Market PLUS based Inversely on the Value of the S&P 500® Index due February 11, 2009
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 1, 2007
Issuer:		Morgan Stanley
Maturity date:		February 11, 2009
Underlying index:		S&P 500® Index
Aggregate principal amount:		$5,500,000
Payment at maturity:
If the final index value is less than the initial index value,
$1,000 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is greater than or equal to the initial index value but less than or equal to 108% of the initial index value,
$1,000, the stated principal amount
If the final index value is greater than 108% of the initial index value,
$1,000 – upside reduction amount
In no event will the payment at maturity be less than zero.

Enhanced downside payment:		$1,000 x leverage factor x index percent decrease
Upside reduction amount:		$1,000 x [(final index value – (initial index value x 108%)) / initial index value]
Index percent decrease:		(initial index value – final index value) / initial index value
Initial index value:		1,465.00
Final index value:		The index closing value of the underlying index on the index valuation date, February 6, 2009
Leverage factor:		330%
Maximum payment at maturity:		$1,495.00 (149.5% of the stated principal amount) per Bear Market PLUS
Minimum payment at maturity:		$0
Stated principal amount:		$1,000 per Bear Market PLUS
Issue price:		$1,000
Pricing date:		August 1, 2007
Original issue date:		August 6, 2007 (3 business days after the pricing date)
CUSIP:		617475819
Listing:		The Bear Market PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per Bear Market PLUS	$1,000	$1.50	$998.50
	Total	$5,500,000	$8,250	$5,491,750
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

But for the foregoing pricing terms, the terms of the Bear Market PLUS are similar in all material respects to the terms of the Bear Market PLUS due July 7, 2008 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Value of the S&P 500® Index.  The pricing supplement relating to such Bear Market PLUS may be accessed via the following link: Pricing Supplement No. 173 to Registration Statement No. 333-131266 dated December 28, 2006.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Bear Market PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Bear Market PLUS.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006